     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 9, 2001



                                                   REGISTRATION NO. 333-65444(4)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                               ------------------

                          BRISTOL-MYERS SQUIBB COMPANY

             (Exact name of registrant as specified in its charter)

            Delaware                             22-079-0350
  (State or other jurisdiction     (I.R.S. employer identification number)
of incorporation or organization)

                           --------------------------

                                345 PARK AVENUE
                               NEW YORK, NY 10154
                                 (212) 546-4000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

        John L. McGoldrick, Esq.                     Sandra Leung, Esq.
       Executive Vice President,                         Secretary
  President -- Medical Devices Group,                 345 Park Avenue
            General Counsel                          New York, NY 10154
            345 Park Avenue                            (212) 546-4000
           New York, NY 10154
             (212) 546-4000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

        Susan Webster, Esq.               Robert M. Thomas, Jr., Esq.
      Cravath, Swaine & Moore                 Sullivan & Cromwell
          Worldwide Plaza                       125 Broad Street
         825 Eighth Avenue                     New York, NY 10004
         New York, NY 10019                      (212) 558-4000
           (212) 474-1000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, AS
          DETERMINED BY THE REGISTRANT IN LIGHT OF MARKET CONDITIONS.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
                           --------------------------

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO DEBT SECURITIES REGISTERED UNDER A REGISTRATION STATEMENT (NO. 333-49227) PREVIOUSLY FILED BY THE REGISTRANT.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

                       TITLE OF                                                    PROPOSED MAXIMUM
               EACH CLASS OF SECURITIES                         AMOUNT            AGGREGATE OFFERING    AMOUNT OF REGISTRATION
                   TO BE REGISTERED                      TO BE REGISTERED (1)        PRICE (1)(2)                FEE
Debt Securities.......................................
Preferred Stock(3)....................................
Depositary Shares(3)..................................
Common Stock(3).......................................
Warrants..............................................
Total.................................................    $4,000,000,000(4)       $4,000,000,000(4)        $1,000,000(4)(5)

(1) Subject to Rule 462(b) under the Securities Act, in no event will the aggregate initial offering price of the securities issued under this Registration Statement (which includes securities issued hereunder pursuant to Rule 429 under the Securities Act) exceed $5,000,000,000, or if any securities are issued in any foreign currency units, the U.S. dollar equivalent of $5,000,000,000. For Debt Securities issued with an original issue discount, the amount to be registered is calculated as the initial accreted value of such Debt Securities.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).

(3) In addition to any Preferred Stock, Depositary Shares or Common Stock that may be issued directly under this Registration Statement, there are being registered hereunder an indeterminate number of shares of Preferred Stock, Depositary Shares or Common Stock as may be issued upon conversion or exchange of Debt Securities, Preferred Stock or Depositary Shares, as the case may be. No separate consideration will be received for any shares of Preferred Stock, Depositary Shares or Common Stock so issued upon conversion or exchange.

(4) Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement also relates to $1,000,000,000 of debt securities previously registered under Registration Statement on Form S-3 (File No. 333-49227), none of which were sold. Accordingly, this registration statement also constitutes post-effective amendment No. 1 to such earlier registration statement and the prospectus contained herein covers a total of $5,000,000,000 of the Registrant's securities.

(5) Previously paid.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION DATED AUGUST 9, 2001


                                   PROSPECTUS
                          BRISTOL-MYERS SQUIBB COMPANY
                                345 PARK AVENUE
                               NEW YORK, NY 10154

                                     [LOGO]

                               ------------------

                                 $5,000,000,000
                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                                    WARRANTS

                               ------------------

      BRISTOL-MYERS SQUIBB WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES
                       IN SUPPLEMENTS TO THIS PROSPECTUS.

     YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT TO THIS PROSPECTUS
                          CAREFULLY BEFORE YOU INVEST.

                             ---------------------

    The common stock and $2 convertible preferred stock of Bristol-Myers Squibb are listed on the New York Stock Exchange and the Pacific Exchange, Inc. under the symbols "BMY" and "BMYPR", respectively. Any common stock or $2 convertible preferred stock sold pursuant to a prospectus supplement will be listed, subject to notice of issuance, on these stock exchanges.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

    The date of this prospectus is       , 2001.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
About this Prospectus.......................................      3

Forward-Looking Statements..................................      3

Where You Can Find More Information.........................      3

Description of the Company..................................      4

Use of Proceeds.............................................      4

Ratio of Earnings to Fixed Charges and Earnings to Combined
  Fixed Charges and Preferred Stock Dividends...............      4

Description of the Debt Securities..........................      5

Description of the Preferred Stock..........................     16

Description of the Depositary Shares........................     18

Description of the Common Stock.............................     21

Description of the Warrants.................................     22

Plan of Distribution........................................     23

Legal Opinion...............................................     24

Experts.....................................................     24

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate offering price of $5,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described immediately below under the heading "Where You Can Find More Information."

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements, including statements regarding, among other items, our business and operating strategy, operations, economic performance and financial condition. These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. For further details and a discussion of these and other risks and uncertainties, see the Company's SEC filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2000. Actual results may differ materially from those expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus might not occur.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms:

      Public Reference Room              New York Regional Office            Chicago Regional Office
      450 Fifth Street, N.W.               7 World Trade Center                  Citicorp Center
            Room 1024                           Suite 1300                   500 West Madison Street
      Washington, D.C. 20549             New York, New York 10048                   Suite 1400
                                                                           Chicago, Illinois 60661-2511

    Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms. Our common stock and $2 convertible preferred stock are listed on the New York Stock Exchange and the Pacific Exchange, Inc. Our reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until we sell all the securities. We also specifically incorporate by reference the following documents, which we have already filed with the SEC:

     i. Our Annual Report on Form 10-K for the year ended December 31, 2000;

     ii. Our Quarterly report on Form 10-Q for the quarter ended March 31, 2001; and

    iii. Our Current Reports on Form 8-K, filed on June 8, 2001 and January 25, 2001.

    We encourage you to read our periodic and current reports. We think these reports provide additional information about our company which prudent investors find important. You may request a copy of these filings as well as any future filings incorporated by reference, at no cost, by writing or telephoning us at our principal executive offices at the following address:

       Bristol-Myers Squibb Company
       345 Park Avenue
       New York, NY 10154
       Attention: Secretary
       (212) 546-4000

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                           DESCRIPTION OF THE COMPANY

    Bristol-Myers Squibb Company was incorporated under the laws of the State of Delaware in August 1933 under the name Bristol-Myers Company as successor to a New York business started in 1887. In 1989, we changed our name to Bristol-Myers Squibb Company, as a result of a merger. Through our divisions and subsidiaries, we are a major producer and distributor in one significant business segment--medicines. In general, our business is not seasonal.

                                USE OF PROCEEDS

    Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of preferred stock, or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

          RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The following table sets forth the Company's ratio of earnings to fixed charges and the Company's ratio of earnings to combined fixed charges and preferred stock dividends (which is the same) for each of the periods indicated:

             THREE MONTHS
           ENDED MARCH 31,                                               YEAR ENDED DECEMBER 31,
--------------------------------------         ----------------------------------------------------------------------------
        2001                    2000             2000             1999             1998             1997             1996
---------------------         --------         --------         --------         --------         --------         --------
45.26........                  40.10            37.93            30.56            19.13            23.19            26.24

    We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. This calculation excludes the effects of accounting changes which have been made over time and discontinued operations.

    We compute the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and dividends on preferred stock. Due to the immaterial amount of preferred stock dividends, the ratio of earnings to combined fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges. "Earnings" consist of income from continuing operations before provision for income taxes and fixed charges, excluding capitalized interest. "Fixed charges" consist of interest and debt expense, capitalized interest and one-third of rental expense, which we believe is a reasonable approximation of the interest factor of such rental expense.

                       DESCRIPTION OF THE DEBT SECURITIES

    The following description of the terms of the debt securities sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

    The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of June 1, 1993, between us and The Chase Manhattan Bank, as trustee. This indenture is referred to as the "senior indenture". The subordinated debt securities will be issued under an indenture to be entered into between us and the trustee named in a prospectus supplement. This indenture is referred to as the "subordinated indenture". The senior indenture and the subordinated indenture are together called the "indentures".

    The following is a summary of the most important provisions of the indentures. Copies of the indentures are filed as exhibits to the registration statement of which this prospectus is a part. Section references below are to the sections in the applicable indentures. The referenced sections of the indentures are incorporated by reference. We encourage you to read our indentures.

1.  GENERAL

    Neither indenture limits the amount of debt securities that we may issue. Each indenture provides that debt securities may be issued up to the principal amount authorized by our board of directors from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

    The debt securities may be issued in one or more separate series of senior debt securities or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will describe the particular amounts, prices and terms of those debt securities. These terms will include:

    - the title and type of the debt securities;

    - the total principal amount of the debt securities;

    - the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

    - the date or dates on which the principal of the debt securities will be payable;

    - whether the debt securities will be denominated in, and whether the principal of and any premium and any interest on the debt securities will be payable in, any foreign currency or foreign currency units;

    - the interest rate or rates, if any, which the debt securities will bear, the date or dates from which any interest will accrue, the interest payment dates for the debt securities and the regular record date for any interest payable on any interest payment date;

    - any optional or mandatory redemption provisions;

    - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

    - whether the debt securities are to be issued in individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders;

    - any changes to or additional events of default or covenants;

    - any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

    - any conversion or exchange provisions; and

    - any other specific terms of the debt securities.

    Unless we otherwise specify in the prospectus supplement:

    - the debt securities will be registered debt securities; and

    - registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000. (Sections 301 and 302 of the indentures).

    Debt securities may bear legends required by United States Federal tax law and regulations. (Section 201 of the indentures)

    If any of the debt securities are sold for any foreign currency or currency unit, or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will describe any restrictions, elections, tax consequences, specific terms and other information relating to the debt securities and the foreign currency or currency unit.

    Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other considerations relevant to these securities.

EXCHANGE, REGISTRATION AND TRANSFER

    Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency which is maintained for these purposes. No service charge will be payable upon the transfer or exchange, except for any applicable tax or governmental charge.

    The designated security registrar in the United States for the senior debt securities is The Chase Manhattan Bank, located at 450 West 33rd Street, New York, New York 10001. The security registrar for the subordinated debt securities will be designated in a prospectus supplement.

    In the event of any redemption in part of any series of debt securities, we will not be required to issue, register the transfer of, or exchange debt securities of any series between the opening of business 15 days before the day of the mailing of a notice of redemption of securities of such series selected for redemption and the close of business on the day of mailing of the relevant notice of redemption.

    (Section 305 of the indentures)

PAYMENT AND PAYING AGENT

    We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of the paying agent. Payment of interest on fully registered securities may be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. (Section 307 of the indentures)

    If any amount payable on any debt security or coupon remains unclaimed at the end of two years after the amount became due and payable, the paying agent will release any unclaimed amounts to us. (Section 1003 of the indentures)

    Our paying agent in the United States for the senior debt securities is The Chase Manhattan Bank, located at 450 West 33rd Street, New York, New York 10001. We will designate the paying agent for the subordinated debt securities in the applicable prospectus supplement.

GLOBAL SECURITIES

    The debt securities of a series may be issued in whole or in part in the form of one or more global certificates. Those certificates will be deposited with a depositary that we will identify in a prospectus supplement. We will describe the specific terms of the depositary arrangement relating to a series of debt securities in the prospectus supplement (Section 204 of the indentures).

    Unless we otherwise specify in a prospectus supplement, we anticipate that the following provisions will apply to our depositary arrangements:

    U.S. BOOK-ENTRY SECURITIES. Debt securities of a series represented by a definitive global registered security and deposited with or on behalf of a depositary in the United States will be registered in the name of the depositary or its nominee. These securities are referred to as "book- entry securities".

    When a global security is issued and deposited with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global security to the accounts of institutions that have accounts with the depositary. Institutions that have accounts with the depositary are referred to as "participants".

    The accounts to be credited shall be designated by the underwriters or agents for the sale of such book-entry securities or by us, if we offer and sell those securities directly.

    Ownership of book-entry securities is limited to participants or persons that may hold interests through participants. In addition, ownership of these securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or by participants or persons that hold through other participants.

    So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or nominee will be considered the sole owner or holder of the book-entry securities represented by the global security for all purposes under the indenture. Payments of principal, interest and premium on those securities will be made to the depositary or its nominee as the registered owner or the holder of the global security.

    Owners of book-entry securities:

    - will not be entitled to have the debt securities registered in their names;

    - will not be entitled to receive physical delivery of the debt securities in definitive form; and

    - will not be considered the owners or holders of those debt securities under the indenture.

    SPECIAL SITUATION WHEN A GLOBAL SECURITY WILL BE TERMINATED. In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors below.

    The global security will terminate when the following special situations occur:

    - If the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days.

    - If we notify the trustee that we wish to terminate that global security;
      or

    - If an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived. We discuss defaults later under "Event of Default, Notice and Waiver".

    The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary--and not we or the trustee--is responsible for deciding the names of the institutions that will be the initial direct holders. (Section 204(c)(iii) and (iv) of the indentures).

    We expect that the depositary for book-entry securities of a series will immediately credit participants' accounts with payments received by the depositary or nominee in amounts proportionate to the participants' beneficial interests as shown on the records of such depositary.

    We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". The payments by participants to the owners of beneficial interests will be the responsibility of those participants.

SATISFACTION AND DISCHARGE; DEFEASANCE

    We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities. (Section 401 of the indentures)

    Each indenture contains a provision that permits us to elect:

        1. to be discharged from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding; and/or

        2. to be released from our obligations under the following covenants and from the consequences of an event of default or cross-default resulting from a breach of these covenants:

           a. the limitations on mergers, consolidations and certain sales of assets,

           b. with respect to the senior indenture, the limitations on sale and leaseback transactions, and

           c. with respect to the senior indenture, the limitations on liens to secure debt.

    To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars. This amount may be made in cash and/or foreign government securities if the debt securities are denominated in a foreign currency. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action. (Section 403 of the indentures)

    If either of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indentures, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. (Sections 401 and 403 of the indentures)

EVENTS OF DEFAULT, NOTICE AND WAIVER

    If a specified event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in principal amount of the debt securities of the series may declare the entire principal amount of all the debt securities of that series (or, if the debt securities are original issue discount securities, such portion of the principal as may be described in the applicable prospectus supplement) to be due and payable immediately.

    The declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the debt securities of that series if we satisfy certain conditions. However, payment defaults that are not cured may only be waived by all holders of the debt securities. (Sections 502, 513 and 902 of the indentures)

    Each indenture defines an event of default in connection with any series of debt securities as one or more of the following events:

    - we fail to pay the principal of or any premium on such debt security when due;

    - we fail to deposit any sinking fund payment on such series when due;

    - we fail to pay interest when due on such series for 30 days after it is due;

    - we fail to perform any other covenant in the indenture related to the debt securities of the series and this failure continues for 90 days after we receive written notice of it (this provision is only applicable to senior debt securities);

    - we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company; and

    - any other event of default provided in a supplemental indenture or board resolution under which a series of securities is issued or in the form of that security.

(Section 501 of the indentures)

    For the events of default applicable to a particular series of debt securities, see the prospectus supplement relating to such series. A default under our other indebtedness will not be a default under the indentures, and a default under one series of debt securities will not necessarily be a default under another series.

    Each indenture requires the trustee to give the holders of a series of debt securities notice of a default for that series within 90 days unless the default is cured or waived. However, the trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The trustee may not, however, withhold this notice in the case of a payment default. (Section 602 of the indentures)

    Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification. (Section 603 of the indentures)

    If such indemnification is provided, the holders of a majority in principal amount of outstanding debt securities of any series may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. (Section 512 of the indentures)

    Each indenture includes a covenant that we will deliver within 120 days after the end of each fiscal year to the trustee a certificate of no default, or specifying the nature and status of any default that exists. (Section 1004 of the indentures)

    Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.

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MODIFICATION OF THE INDENTURES

    Together with the trustee, we may, when authorized by our board of directors modify the indentures without the consent of the holders for limited purposes, including, but not limited to, adding to our covenants or events of default, establishing forms or terms of debt securities, and curing ambiguities.
(Section 901 of the indentures)

    Together with the trustee, we may, when authorized by our board of directors also make modifications and amendments to each indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

    - change the stated maturity of any debt security;

    - reduce the principal, premium (if any), rate of interest or change the method of computing the amount of principal or interest on any debt security;

    - change any place of payment or the currency in which any debt security or any premium or interest thereon is payable;

    - impair the right to enforce any payment after the stated maturity or redemption date;

    - reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indentures;

    - modify the provisions in the indentures relating to the waiver of past defaults and the waiver of certain covenants; or

    - modify the provisions in the indentures relating to adding provisions or changing or eliminating provisions of the indenture or modifying rights of holders of securities under the indenture.

    (Section 902 of the indentures)

NOTICES TO HOLDERS

    Notice shall be given to holders of securities by mail to the addresses of the holders as they appear in the Security Register. (Section 106 of the indentures)

TITLE

    We, the trustee, and any agent of ours or the trustee may treat the registered owner of any registered security as the absolute owner of that security for all purposes. (Section 308 of the indentures)

REPLACEMENT OF SECURITIES

    We will replace debt securities that have been mutilated, but you will have to pay for the replacement and will have to surrender the mutilated debt security to the trustee first. Debt securities that become destroyed, stolen, or lost will only be replaced by us upon your providing evidence of destruction, loss, or theft that the trustee and we find satisfactory. In the case of a destroyed, lost, or stolen debt security, we may also require you, as the holder of the debt security, to indemnify the trustee and us before we will issue any replacement debt security. (Section 306 of the indentures)

GOVERNING LAW

    The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

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OUR RELATIONSHIP WITH THE TRUSTEE

    We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee under the senior indenture or the trustee under the subordinated indenture.

COVENANT

    LIMITATION ON MERGER, CONSOLIDATION AND TRANSFERS OR CONVEYANCES OF
ASSETS. The following covenant is applicable to both our senior debt securities and our subordinated debt securities. We may not, without the consent of the holders of the debt securities, merge into or consolidate with any other corporation, or convey or transfer all or substantially all of our properties and assets to another person unless:

    - the successor is a U.S. corporation;

    - the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures; and

    - immediately after giving effect to the transaction, there is no default under the applicable indenture.

    (Section 801 of the indentures)

    The remaining or acquiring corporation will take over all of our rights and obligations under the indentures. (Section 802 of the indentures)

2.  SENIOR DEBT SECURITIES

    The senior debt securities will be unsecured and will rank equally with all of our other unsecured and non-subordinated debt.

COVENANTS



    The restrictive covenants summarized below will apply (unless waived or amended) so long as any of the senior debt securities are outstanding, unless the prospectus supplement states otherwise. We have provided at the end of these covenants definitions of the capitalized words used in discussing the covenants.


    LIMITATION ON LIENS


    We have agreed not to create, assume or suffer to exist, any mortgages or other liens upon any Restricted Property to secure any of our Debt or Debt of any Subsidiary or any other person, or permit any Subsidiary to do so, without securing the senior debt securities equally and ratably with all other indebtedness secured by such lien. This covenant has certain exceptions, which generally permit:

    - mortgages and liens existing on property owned by or leased by persons at the time they become Subsidiaries;

    - mortgages and liens existing on property at the time the property was acquired by us or a Subsidiary, or incurred at, or prior to, the time of acquisition or construction or within 12 months thereafter to finance the purchase price, construction, alteration, repair or improvement thereof and any lien to the extent that it secures Debt which is in excess of such cost or purchase price and for the payment of which recourse may be had only against such Restricted Property;

    - any mortgages and liens securing Debt of a Subsidiary that the Subsidiary owes to us or another Subsidiary;

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    - any mortgages and liens securing industrial development, pollution control, or similar revenue bonds;

    - with respect to any series of securities, any lien existing on the date of issuance of such securities;

    - any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to above, so long as the principal amount of Debt so secured at the time of such extension, renewal or replacement (except that, where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and any improvements on such property); and

    - mortgages and liens otherwise prohibited by this covenant, securing Debt which, together with the aggregate outstanding principal amount of all other Debt of us and our Subsidiaries owning Restricted Property which would otherwise be subject to such covenant and the aggregate Value of certain existing Sale and Leaseback Transactions which would be subject to the covenant on "Sale and Leaseback Transactions" but for this provision, does not exceed 10% of Consolidated Net Tangible Assets. (Section 1006 of the senior indenture)


    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS


    Neither we nor any Subsidiary owning Restricted Property may enter into any Sale and Leaseback Transaction unless we or such Subsidiary could incur Debt, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, which is secured by liens on the property to be leased without equally and ratably securing the outstanding senior debt securities without violating the "Limitation on Liens" covenant discussed above. We, or any such Subsidiary, may also enter into a Sale and Leaseback Transaction if, during the six months following the effective date of such Sale and Leaseback Transaction, we apply an amount equal to the Value of such Sale and Leaseback Transaction to the acquisition of Restricted Property or to the voluntary retirement of debt securities or Funded Debt. We will receive a credit toward the amount required to be applied to such retirement of indebtedness for the principal amount of any debt securities or Funded Debt delivered to the Trustee for retirement or cancellation during the six months immediately following the effective date of such Sale and Leaseback Transaction. (Section 1007 of the senior indenture)


    GENERAL





    The covenants described above only restrict our ability to place liens on, or enter into Sale and Leaseback Transactions in respect of, those manufacturing facilities in the United States which individually constitute 2% or more of our Consolidated Net Tangible Assets and which our board of directors believes are of material importance to our business. We do not currently have any domestic manufacturing facilities that meet this 2% test. As a result, these covenants do not currently restrict us from securing indebtedness with any of our physical facilities or from entering into Sale and Leaseback Transactions with respect to any of our physical facilities, and if we did so, we would not be required to similarly secure any senior debt securities issued under the indenture. We will amend this prospectus to disclose or disclose in the prospectus supplement the existence of any mortgage or lien on or any Sale and Leaseback Transaction covering any Restricted Property which would require us to secure the debt securities or apply certain amounts to retirement of indebtedness or acquisitions of property.


    Other than the restrictions on liens and Sale and Leaseback Transactions described above, the indenture and the debt securities do not contain any covenants or other provisions designed to protect holders of the debt securities in the event of a highly leveraged transaction involving the Company.

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    DEFINITIONS

    We have summarized below definitions of some of the terms used in the senior indenture. In the definitions, all references to "us", "we" or "our" mean Bristol-Myers Squibb Company only. (Section 101 of the senior indenture)

    "CONSOLIDATED NET TANGIBLE ASSETS" means the total amount of our assets after deducting:

    - all current liabilities; and

    - all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets,

    all as set forth on our most recent consolidated balance sheet and determined on a consolidated basis in accordance with generally accepted accounting principles.

    In calculating the total amount of our assets, we must subtract applicable reserves and other properly deductible items. In calculating our current liabilities, we must exclude the amount of liabilities which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined.

    "DEBT" means:

    - all obligations represented by notes, bonds, debentures or similar evidences of indebtedness;

    - all indebtedness for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms; and

    - all rental obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases.

    "FUNDED DEBT" means:

    - our Debts or Debt of a Subsidiary owning Restricted Property, maturing by its terms more than one year after its creation; and

    - Debt classified as long-term debt under generally accepted accounting principles.

    The definition of Funded Debt only includes Debt incurred by us meeting one of the above requirements if it ranks at least equally with the senior debt securities.

    "RESTRICTED PROPERTY" means:

    - any manufacturing facility, or portion thereof, owned or leased by us or any of our Subsidiaries and located within the continental United States which, in our Board of Directors' opinion, is of material importance to our business and the business of our Subsidiaries taken as a whole; and

    - any shares of common stock or indebtedness of any Subsidiary owning any such manufacturing facility.

In this definition, "manufacturing facility" means property, plant and equipment used for actual manufacturing and for activities directly related to manufacturing. The definition excludes sales offices, research facilities and facilities used only for warehousing, distribution or general administration. The definition provides that no manufacturing facility, or portion thereof, shall be deemed of material importance if its gross book value before deducting accumulated depreciation is less than 2% of Consolidated Net Tangible Assets.

    "SALE AND LEASEBACK TRANSACTION" means any arrangement pursuant to which we or any Subsidiary leases any Restricted Property that has been or is to be sold or transferred by us or the Subsidiary to another person, other than:

    - temporary leases for a term, including renewals at the option of the lessee, of three years or less;

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    - leases between us and a Subsidiary or between Subsidiaries;

    - leases executed within 12 months after the latest of the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of such Restricted Property; and

    - arrangements pursuant to any provision of law with an effect similar to that under former Section 168(f)(8) of the Internal Revenue Code of 1954.

    "SUBSIDIARY" means a corporation of which we or one or more corporations meeting this definition owns, directly or indirectly, the majority of the outstanding voting stock.

    "VALUE" means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease. To determine such present value, we use a discount rate equal to the weighted average interest rate on the debt securities of all series which are outstanding on the effective date of the Sale and Leaseback Transaction and which have the benefit of the covenant limiting Sale and Leaseback Transactions discussed above.

3.  SUBORDINATED DEBT SECURITIES

    The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. (Section 1201 of the subordinated indenture)

    In addition, claims of our subsidiaries' creditors and preferred stockholders generally will have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred stockholders of our subsidiaries.

    The subordinated indenture defines "senior indebtedness" to mean the principal of, premium, if any, and interest on:

    - all indebtedness for money borrowed or guaranteed by us other than the subordinated debt securities, unless the indebtedness expressly states that it has the same ranks as, or ranks junior to, the subordinated debt securities; and

    - any deferrals, renewals or extensions of any senior indebtedness.

    However, the term "senior indebtedness" will not include:

    - any of our obligations to our Subsidiaries;

    - any liability for Federal, state, local or other taxes owed or owing by us;

    - any accounts payable or other liability to trade creditors, arising in the ordinary course of business, including guarantees of, or instruments evidencing, those liabilities;

    - any indebtedness, guarantee or obligation of ours which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of ours, including any senior subordinated indebtedness and any subordinated obligations;

    - any obligations with respect to any capital stock; or

    - any indebtedness incurred in violation of the subordinated indenture.

    There is no limitation on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under the subordinated indenture. The subordinated debt securities will rank equally with our other subordinated indebtedness.

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    Under the subordinated indenture, no payment may be made on the subordinated debt securities and no purchase, redemption or retirement of any subordinated debt securities may be made in the event:

    - any senior indebtedness is not paid when due; or

    - the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or that senior indebtedness has been paid in full.

    (Section 1203 of the subordinated indenture)

    We may, however, pay the subordinated debt securities without regard to the above restriction if the representatives of the holders of the applicable senior indebtedness approve the payment in writing to us and the trustee.
(Section 1203 of the subordinated indenture)

    The representatives of the holders of senior indebtedness may notify us and the trustee in writing of a default, which can result in the acceleration of that senior indebtedness' maturity without further notice or the expiration of any grace periods. In this event, we may not pay the subordinated debt securities for 179 days after receipt of that notice of such default unless the person who gave such notice gives written notice to the trustee and to us terminating the period of non-payment, the senior indebtedness is paid in full or the default that caused such notice is no longer continuing. If the holders of senior indebtedness or their representatives have not accelerated the maturity of the senior indebtedness at the end of the 179 day period, we may resume payments on the subordinated debt securities. Not more than one such notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to senior indebtedness during that period. (Section 1203 of the subordinated indenture)

    In the event we pay or distribute our assets to creditors upon a total or partial liquidation or dissolution of us, or in bankruptcy or reorganization relating to us or our property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment of either principal or interest. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness. (Section 1202 of the subordinated indenture)

    If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear. (Section 1205 of the subordinated indenture)

    If payment of the subordinated debt securities is accelerated because of an event of default, either we or the trustee will promptly notify the holders of senior indebtedness or their representatives of the acceleration. We may not pay the subordinated debt securities until five business days after the holders of senior indebtedness or their representatives receive notice of the acceleration. Thereafter, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time. (Section 1204 of the subordinated indenture)

    As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness. It is important to keep this in mind if you decide to hold our subordinated debt securities.

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                       DESCRIPTION OF THE PREFERRED STOCK

    The following is a description of general terms and provisions of our preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

    All the terms of the preferred stock are, or will be, contained in our Certificate of Incorporation and the certificate of designation relating to each series of the preferred stock, which will be filed with the SEC at or before the time we issue a series of the preferred stock.

    We are authorized to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share. As of April 30, 2001, 9,702 shares of $2 convertible preferred stock, liquidation preference $50 per share, were outstanding. Our $2 convertible preferred stock is listed on the New York Stock Exchange and the Pacific Exchange, Inc., under the symbol "BMYPR". Subject to limitations prescribed by law, the board of directors is authorized at any time to:

    - issue one or more series of preferred stock;

    - determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

    - determine the number of shares in any series.

    The board of directors is authorized to determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to the series the following information:

    - whether dividends on that series of preferred stock will be cumulative and, if so, from which date;

    - the dividend rate;

    - the dividend payment date or dates;

    - the liquidation preference per share of that series of preferred stock, if any;

    - any conversion provisions applicable to that series of preferred stock;

    - any redemption or sinking fund provisions applicable to that series of preferred stock;

    - the voting rights of that series of preferred stock, if any; and

    - the terms of any other preferences or special rights applicable to that series of preferred stock.

    The preferred stock, when issued, will be fully paid and nonassessable.

DIVIDENDS

    Holders of preferred stock will be entitled to receive, when, as and if declared by our board of directors, cash dividends at the rates and on the dates as set forth in the applicable certificate of designation. Generally, no dividends will be declared or paid on any series of preferred stock unless full dividends for all series of preferred stock, including any cumulative dividends still owing, have been or contemporaneously are declared and paid. When those dividends are not paid in full, dividends will be declared pro-rata so that the amount of dividends declared per share on each series of preferred stock will bear to each other series the same ratio that accrued dividends per share for each respective series of preferred stock bear to aggregate accrued dividends for all outstanding shares of preferred stock. In addition, generally, unless all dividends on the preferred stock have been paid, no dividends will be declared or paid on the common stock and we may not redeem or purchase any common stock.

    Payment of dividends on any series of preferred stock may be restricted by loan agreements, indentures and other transactions we may enter into.

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CONVERTIBILITY

    No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable certificate of designation.

REDEMPTION AND SINKING FUND

    No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable certificate of designation.

    Shares of preferred stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in the applicable certificate of designation.

LIQUIDATION

    In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement, plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to the holders of common stock.

    If the amounts payable to preferred stockholders are not paid in full, the holders of preferred stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of preferred stock are paid in full, they will have no right or claim to any of our remaining assets.

    Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance.

VOTING

    The holders of preferred stock will not be entitled to vote with the holders of common stock in the election of directors, except as provided in the certificate of designation with respect to a particular series. However, if and whenever accrued dividends on the preferred stock have not been paid or declared and a sum sufficient for the payment thereof set aside, in an amount equivalent to six quarterly dividends on all shares of all series of preferred stock at the time outstanding, then the holders of the preferred stock, voting separately as a class, will be entitled to elect two directors at the next annual or special meeting of the stockholders. During the time the holders of preferred stock are entitled to elect two additional directors, they are not entitled to vote with the holders of common stock in the election of any other directors. If all accumulated dividends on preferred stock have been paid in full, the holders of shares of preferred stock will no longer have the right to vote on directors except as provided for in the applicable certificate of designation, the term of office of each director so elected will terminate, and the number of our directors will, without further action, be reduced accordingly.

    The vote of the holders of at least two-thirds of the outstanding shares of preferred stock voting only as a class is required to authorize any amendment to our Certificate of Incorporation or bylaws which would materially alter any existing provisions of the preferred stock or which would authorize a class of preferred stock ranking prior to the outstanding preferred stock as to dividends or assets. In addition, the vote of the holders of at least a majority of the outstanding shares of preferred stock voting together as a class is required to authorize any amendment to our Certificate of Incorporation authorizing the issuance of or any increase in the authorized amount of any class of preferred stock ranking on a parity with or increasing the number of authorized shares of preferred stock.

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NO OTHER RIGHTS

    The shares of a series of preferred stock will not have any preemptive rights, preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the prospectus supplement, the Certificate of Incorporation or certificate of designation or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

    We will designate the transfer agent for each series of preferred stock in the prospectus supplement.

                      DESCRIPTION OF THE DEPOSITARY SHARES

    We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

    The shares of preferred stock underlying the depositary shares will be deposited with a depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts evidencing the depositary shares. The depositary will be a bank or trust company selected by us. The depositary will also act as the transfer agent, registrar and dividend disbursing agent for the depositary shares.

    Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

    The following is a summary of the most important terms of the depositary shares. The deposit agreement, our Certificate of Incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC will set forth all of the terms relating to the depositary shares.

DIVIDENDS

    The depositary will distribute all cash dividends or other cash distributions received relating to the series of preferred stock underlying the depositary shares, to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The record date for the depositary shares will be the same date as the record date for the preferred stock.

    In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution. However, if the depositary determines that it is not feasible to make the distribution, the depositary may, with our approval, adopt another method for the distribution. The method may include selling the property and distributing the net proceeds to the holders.

LIQUIDATION PREFERENCE

    In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

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REDEMPTION

    If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not less than 35 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable per share for the applicable series of preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares will be selected by lot or ratably as the depositary will decide.

VOTING

    Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts representing the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The record date for the depositary shares will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in a manner consistent with the instructions of the holders of the depositary receipts. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

WITHDRAWAL OF PREFERRED STOCK

    Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. These holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement automatically terminates if:

    - all outstanding depositary shares have been redeemed; or

    - there has been a final distribution relating to the preferred stock in connection with our dissolution, and that distribution has been made to all the holders of depositary shares.

CHARGES OF DEPOSITARY

    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the deposit agreement. In certain circumstances, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares evidenced by the depositary receipt, if the charges are not paid.

REPORTS TO HOLDERS

    The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary--and at other places as it thinks is advisable--any reports and communications we deliver to the depositary as the holder of preferred stock.

LIABILITY AND LEGAL PROCEEDINGS

    Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper persons.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The depositary may resign at any time by delivering a notice to us of its election to do so. We may also remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. In addition, the successor depositary must be a bank or trust company having its principal office in the United States of America and must have a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. Accordingly, the owners will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

    - no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares;

    - the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged; and

    - the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which the person owned the depositary shares.

                        DESCRIPTION OF THE COMMON STOCK

    As of the date of this prospectus, we are authorized to issue up to 4,500,000,000 shares of common stock, $0.10 par value per share. As of April 30, 2001, 1,943,469,546 shares of common stock were outstanding. The common stock is listed on the New York Stock Exchange and the Pacific Exchange, Inc., under the symbol "BMY".

DIVIDENDS

    Holders of common stock are entitled to receive dividends out of any assets legally available for payment of dividends as may from time to time be declared by our Board of Directors, subject to the rights of the holders of the preferred stock.

VOTING

    Each holder of common stock is entitled to one vote per share on all matters requiring a vote of the stockholders, including, without limitation, the election of directors. The holders of common stock do not have cumulative voting rights.

RIGHTS UPON LIQUIDATION

    In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

BOARD OF DIRECTORS

    Our bylaws provide that our board of directors shall be divided into three classes each consisting of an equal, or as nearly equal as possible, number of directors. Each class will be elected for a three-year term, and the term of each class will expire in succeeding years. It will, therefore, require elections in three consecutive years to reelect or to replace our entire board of directors. At any meeting of our board of directors, a majority of the total number of the directors constitutes a quorum.

SUPERMAJORITY VOTE FOR BUSINESS COMBINATIONS

    Our Certificate of Incorporation also provides that a number of business combinations must be approved by an affirmative vote of the holders of 75% of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. A vote of approval is required for any of the following business combinations to which an interested stockholder beneficially owning more than ten percent of the voting stock or any of its affiliates is a party:

    - mergers or consolidations;

    - sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of property in excess of $25,000,000 aggregate fair market value;

    - any issuance or transfer of securities of us or one of our subsidiaries having an aggregate fair market value of $25,000,000 or more;

    - any plan or proposal for liquidation or dissolution; and

    - reclassifications of securities or recapitalization of the Company.

    The 75% vote of approval is not required if:

    - the business combination is approved by a majority of directors not affiliated with any interested stockholder;

    - or the consideration received for their interest in the Company reflects a fair value for their interest in the Company, which is determined by a formula described in the certificate of incorporation; and

    - certain other requirements are met, including maintenance of dividends during the business combination and the furnishing of information about the business combination to our stockholders.

MISCELLANEOUS

    Shares of common stock are not redeemable and have no subscription, conversion or preemptive rights.

                          DESCRIPTION OF THE WARRANTS

    We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with our debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants.

    The prospectus supplement relating to a particular issue of warrants to issue debt securities, preferred stock or common stock will describe the terms of those warrants, including the following:

    - the title of the warrants;

    - the offering price for the warrants, if any;

    - the aggregate number of the warrants;

    - the designation and terms of the debt securities, preferred stock or common stock that may be purchased upon exercise of the warrants;

    - if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

    - if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

    - the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

    - the number of shares of preferred stock or common stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

    - the dates on which the right to exercise the warrants will commence and expire;

    - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

    - whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

    - information relating to book-entry procedures, if any;

    - the currency or currency units in which the offering price, if any, and the exercise price are payable;

    - if applicable, a discussion of material United States federal income tax considerations;

    - anti-dilution provisions of the warrants, if any;

    - redemption or call provisions, if any, applicable to the warrants;

    - any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

    - any other information we think is important about the warrants.

                              PLAN OF DISTRIBUTION

    We may sell the securities:

    - through underwriters or dealers;

    - through agents; or

    - directly to purchasers.

    We will describe in a prospectus supplement, the particular terms of the offering of the securities, including the following:

    - the names of any underwriters;

    - the purchase price and the proceeds we will receive from the sale;

    - any underwriting discounts and other items constituting underwriters' compensation;

    - any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

    - any securities exchanges on which the securities of the series may be listed; and

    - any other information we think is important.

    If we use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

    The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

    We may sell offered securities through agents designated by us. Any agent involved in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

    We also may sell offered securities directly. In this case, no underwriters or agents would be involved.

    Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

    Certain of any such underwriters and agents, including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. One or more of our affiliates may from time to time act as an agent or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the securities will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate.

    We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

    We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

    In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of such securities or any such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities or any such other securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transaction or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

    Some or all of the securities may be new issues of securities with no established trading market. Any underwriter to which securities are sold by us for public offering and sale may make a market in such securities, but will not be obligated to do so, and may discontinue any market making at any time without notice. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

                                 LEGAL OPINION

    Cravath, Swaine & Moore, our outside counsel, will issue an opinion about the legality of the offered securities for us. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    With respect to the unaudited financial information of the Company for the three month periods ended March 31, 2001 and 2000, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 25, 2001, incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of
Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following statement sets forth the estimated amounts of expenses, other than underwriting discounts, to be borne by us in connection with the offerings described in this Registration Statement:


Securities and Exchange Commission Registration Fee.........  $1,000,000
Trustee's Fees..............................................      60,000
Printing and Engraving Expenses.............................     100,000
Rating Agency Fees..........................................     125,000
Accounting Fees and Expenses................................      75,000
Legal Fees and Expenses.....................................     400,000
Miscellaneous Expenses......................................      50,000
                                                              ----------
  Total Expenses............................................  $1,810,000
                                                              ==========


------------------------

*   Estimated and subject to future contingencies

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

    Under the terms of our Bylaws and subject to the applicable provisions of Delaware law, we have indemnified each of our directors and officers and, subject to the discretion of the Board of Directors, any other person, against expenses incurred or paid in connection with any claim made against such director or officer or any actual or threatened action, suit or proceeding in which such director or officer may be involved by reason of being or having been a director or officer of us, or of serving or having served at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action taken or not taken by such director or officer in such capacity, and against the amount or amounts paid by such director or officer in settlement of any such claim, action, suit or proceeding or any judgment or order entered therein.

    Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Our Restated Certificate of Incorporation eliminates the liability of directors to the extent permitted by the DGCL.

    We carry directors' and officers' liability insurance that covers certain liabilities and expenses of our directors and officers.

ITEM 16. EXHIBITS.


     EXHIBIT NO.
---------------------
(1)(a)                  Proposed Form of Underwriting Agreement for debt
                        securities.**

(1)(b) Proposed Form of Underwriting Agreement for equity securities.**

(4)(a)                  Indenture dated as of June 1, 1993, between Bristol-Myers
                        Squibb Company and The Chase Manhattan Bank (National
                        Association) as Trustee (incorporated by reference to
                        Exhibit 4.1 to Form 8-K dated May 27, 1993 and filed on
                        June 3, 1993).

(4)(b)                  Form of Subordinated Indenture.*

(4)(c)                  Form of Senior Debt Security.**

(4)(d)                  Form of Subordinated Debt Security.**

(4)(e)                  Form of Certificate of Designation.***

(4)(f)                  Form of Preferred Stock Certificate.***

(4)(g)                  Form of Deposit Agreement.***

(4)(h)                  Form of Depositary Receipt (to be included as an Exhibit to the Form of Deposit Agreement).***

(4)(i)                  Form of Warrant Agreement.***

(4)(j)                  Form of Warrant Certificate.***

(5)                     Opinion of Bristol-Myers Squibb Legal Counsel (Cravath,
                        Swaine & Moore).*

(12)                    Computation of Ratios of Earnings to Fixed Charges and
                        Earnings to Combined Fixed Charges and Preferred Stock
                        Dividends.*

(15)                    Letter re: unaudited interim financial information.**

(23)(a)                 Consent of Independent Accountants.**

(23)(b)                 Consent of Counsel (included in Exhibit 5).

(24)                    Powers of Attorney.*

(25)(a)                 Statement of Eligibility and Qualification on Form T-1 of
                        The Chase Manhattan Bank to act as Trustee under the Senior
                        Indenture dated June 1, 1993.*

(25)(b) Statement of Eligibility and Qualification on Form T-1 of the Subordinated Trustee to act as Trustee under the Subordinated Indenture.***


------------------------

*   Previously filed


**  Filed herewith



*** To be filed by amendment or on a Form 8-K

ITEM 17. UNDERTAKINGS.

    1.  The undersigned registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

    2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. The undersigned registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 9th day of August, 2001.


                                                       BRISTOL-MYERS SQUIBB COMPANY

                                                       By:              /s/ PETER R. DOLAN
                                                            -----------------------------------------
                                                                          Peter R. Dolan
                                                               CHIEF EXECUTIVE OFFICER, PRESIDENT,
                                                                           AND DIRECTOR

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                          *                            Corporate Staff Senior Vice
     -------------------------------------------         President and Chief          August 9, 2001
                 Frederick S. Schiff                     Financial Officer

                          *
     -------------------------------------------       Chairman and Director of       August 9, 2001
              Charles A. Heimbold, Jr.                   the Board

                          *
     -------------------------------------------       Director                       August 9, 2001
                   Robert E. Allen

                          *
     -------------------------------------------       Director                       August 9, 2001
                  Lewis B. Campbell

                          *
     -------------------------------------------       Director                       August 9, 2001
                  Vance D. Coffman

                          *
     -------------------------------------------       Director                       August 9, 2001
                   Ellen V. Futter

                          *
     -------------------------------------------       Director                       August 9, 2001
               Louis V. Gerstner, Jr.

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                          *
     -------------------------------------------       Director                       August 9, 2001
              Laurie H. Glimcher, M.D.

                          *
     -------------------------------------------       Director                       August 9, 2001
                   Leif Johansson

                          *
     -------------------------------------------       Director                       August 9, 2001
                James D. Robinson III

                          *
     -------------------------------------------       Director                       August 9, 2001
               Louis W. Sullivan, M.D.


*By:                    /s/ SANDRA LEUNG
             --------------------------------------
                          Sandra Leung
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

     EXHIBIT NO.
---------------------
 (1)(a)                 Proposed Form of Underwriting Agreement for debt
                          securities.(**)

 (1)(b)                 Proposed Form of Underwriting Agreement for equity
                          securities.(**)

 (4)(a)                 Indenture dated as of June 1, 1993, between Bristol-Myers
                          Squibb Company and The Chase Manhattan Bank (National
                          Association) as Trustee (incorporated by reference to
                          Exhibit 4.1 to Form 8-K dated May 27, 1993 and filed on
                          June 3, 1993).

 (4)(b)                 Form of Subordinated Indenture.(*)

 (4)(c)                 Form of Senior Debt Security.(***)

 (4)(d)                 Form of Subordinated Debt Security.(**)

 (4)(e)                 Form of Certificate of Designation.(***)

 (4)(f)                 Form of Preferred Stock Certificate.(***)

 (4)(g)                 Form of Deposit Agreement.(***)

 (4)(h)                 Form of Depositary Receipt (to be included as an Exhibit to the Form of Deposit Agreement).(***)

 (4)(i)                 Form of Warrant Agreement.(***)

 (4)(j)                 Form of Warrant Certificate.(***)

 (5)                    Opinion of Bristol-Myers Squibb Legal Counsel (Cravath,
                          Swaine & Moore).(*)

 (12)                   Computation of Ratios of Earnings to Fixed Charges and
                          Earnings to Combined Fixed Charges and Preferred Stock
                          Dividends.(*)

 (15)                   Letter re: unaudited interim financial information.(**)

 (23)(a)                Consent of Independent Accountants.(**)

 (23)(b)                Consent of Counsel (included in Exhibit 5).

 (24)                   Powers of Attorney.(*)

 (25)(a)                Statement of Eligibility and Qualification on Form T-1 of
                          The Chase Manhattan Bank to act as Trustee under the Senior Indenture dated June 1, 1993.(*)

 (25)(b)                Statement of Eligibility and Qualification on Form T-1 of
                          the Subordinated Trustee to act as Trustee under the Subordinated Indenture.(***)

------------------------

(*)   Previously filed

(**)  Filed herewith

(***)  To be filed by amendment or on a Form 8-K